Exhibit 23.1
Consent of Independent Auditors
The Board of Directors Coeur d’Alene Mines Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-130711) on Form S-3 of Coeur d’Alene Mines Corporation and the registration statements (Nos. 333-72524, 333-112253, and 333-125903) on Form S-8 of our report dated 21 September 2007, with respect to the consolidated balance sheets of Bolnisi Gold NL and its controlled entities as of 30 June 2007 and 2006, and the related consolidated income statements, consolidated statements of recognized income and expense and the consolidated statements of cash flows for each of the years in the three-year period ended 30 June 2007, which report appears in the 15 January 2008 current report on Form 8-K/A of Coeur d’Alene Mines Corporation.
Our report dated 21 September 2007, on the Consolidated Financial Statements referred to above contains an explanatory paragraph referring to the differences between the Australian equivalents to International Financial Reporting Standards and U.S. Generally Accepted Accounting Principles.
KPMG
Brisbane, Australia
14 January 2008